Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-217205, 333-187883, 333-262435 on Form S-3 and Registration Statement No. 333-222970 Form S-8 of Natural Resource Partners LP, of our report dated March 15, 2022, relating to the financial statements of Sisecam Wyoming LLC as of December 31, 2021 and 2020, and for the three years in the period ended December 31, 2021, appearing in this Annual Report on Form 10-K of Natural Resource Partners LP for the year ended December 31, 2021.

/s/ Deloitte & Touche LLP

Atlanta, Georgia
March 15, 2022